Exhibit 99.1

Citius Pharmaceuticals to Accelerate Phase 3 Mino-Lok Trial by Expanding Trial Sites Internationally

Additional sites to support trial completion by end of 2022

CRANFORD, N.J., May 6, 2022 – Citius Pharmaceuticals, Inc. (“Citius” or the “Company”) (Nasdaq: CTXR), a late-stage biopharmaceutical company developing and commercializing first-in-class critical care products, today announced that it has selected Biorasi, LLC (“Biorasi”), a global clinical research organization (CRO), to help expand the Company’s Phase 3 Mino-Lok trial to additional sites outside the United States. If approved, Mino-Lok would be the first-and-only antibiotic lock solution FDA-approved to salvage infected central venous catheters (CVCs) causing catheter-related blood stream infections (CRBSIs).

“Citius is pleased to collaborate with Biorasi to expand the Mino-Lok trial to include international clinical sites, as originally planned. This complements efforts underway in the U.S. by our lead CRO, Medpace, to drive recruitment. We paused our ex-U.S. strategy as COVID-19 spread across the globe and hospitals halted non-COVID trials. With the COVID-19 pandemic receding, we believe there is now an opportunity to access additional sites and plan to leverage Biorasi’s track record of quickly ramping up sites around the world to recruit clinical trial subjects outside the U.S. CRBSIs remain a critical unmet need globally with millions of patients requiring sterile central venous catheters to receive life-saving therapies,” stated Leonard Mazur, Chairman and CEO of Citius.

“We are committed to continuing to recruit patients until we reach the minimum required trial events, as per FDA guidance and outlined in our trial protocol to achieve statistically significant results. This will enable us to optimize the potential of a successful New Drug Application (NDA) submission. We believe our efforts to establish trial sites outside the U.S., combined with our ongoing initiatives, which have driven a recent increase in study enrollment at our U.S. sites, will assist us in reaching the necessary events to complete the trial by the end of this year,” added Mazur.

About the Mino-Lok Phase 3 Trial

The Mino-Lok Phase 3 pivotal superiority trial (NCT02901717) is a multi-center, randomized, open-label, blinded study to determine the efficacy and safety of Mino-Lok (MLT), a novel antibiotic lock therapy that combines minocycline with edetate disodium. The primary endpoint for this study is the time (in days following randomization) to a catheter failure event between randomization and test of cure (TOC) (Week 6) in the Intent-to-Treat (ITT) Population. Additional secondary endpoints will be assessed including microbiological eradication and clinical cure.

Subjects in the Mino-Lok arm receive one MLT dose daily with a dwell time of two to four hours for a total of seven doses. For subjects in the Control arm, the investigator determines the antibiotic used in the lock, dose, dwell time, and number of days of administration based on institutional standards or Infectious Diseases Society of America (IDSA) guidelines.

About Biorasi, LLC

Biorasi is a customer-focused, full-service, contract research organization (CRO) that delivers fast and flexible solutions across global clinical trials to maximize speed-to-market for its sponsors. As the leader in neurology, nephrology, dermatology, and the rare and urgent disease market, Biorasi sets new benchmarks for speed, agility, and quality in patient enrollment, decentralized trials, and data transparency. Contact Biorasi at info@biorasi.com.

About Citius Pharmaceuticals, Inc.

Citius is a late-stage biopharmaceutical company dedicated to the development and commercialization of first-in-class critical care products, with a focus on oncology, anti-infectives in adjunct cancer care, unique prescription products, and stem cell therapies. The Company has two late-stage product candidates, Mino-Lok®, an antibiotic lock solution for the treatment of patients with catheter-related bloodstream infections (CRBSIs), which is currently enrolling patients in a Phase 3 Pivotal superiority trial, and I/ONTAK (E7777), a novel IL-2R immunotherapy for an initial indication in cutaneous T-cell lymphoma (CTCL), which has completed enrollment in its Pivotal Phase 3 trial.  Mino-Lok was granted Fast Track designation by the U.S. Food and Drug Administration (FDA). I/ONTAK has received orphan drug designation by the FDA for the treatment of CTCL and peripheral T-cell lymphoma (PTCL). Through its subsidiary, NoveCite, Inc., Citius is developing a novel proprietary mesenchymal stem cell treatment derived from induced pluripotent stem cells (iPSCs) for acute respiratory conditions, with a near-term focus on acute respiratory distress syndrome (ARDS) associated with COVID-19.  For more information, please visit www.citiuspharma.com.

Safe Harbor

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are made based on our expectations and beliefs concerning future events impacting Citius. You can identify these statements by the fact that they use words such as "believe," "anticipate," "estimate," "expect," "plan," "should," and "may" and other words and terms of similar meaning or use of future dates. Forward-looking statements are based on management's current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: our ability to successfully undertake and complete clinical trials and the results from those trials for our product candidates; our ability to commercialize our products if approved by the FDA; the estimated markets for our product candidates and the acceptance thereof by any market; the ability of our product candidates to impact the quality of life of our target patient populations; risks relating to the results of research and development activities, including those from existing and new pipeline assets; uncertainties relating to preclinical and clinical testing; our need for substantial additional funds; the early stage of products under development; our ability to attract, integrate, and retain key personnel; our dependence on third-party suppliers; market and other conditions; risks related to our growth strategy; patent and intellectual property matters; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; our ability to identify, acquire, close and integrate product candidates and companies successfully and on a timely basis; our ability to procure cGMP commercial-scale supply; government regulation; competition; as well as other risks described in our SEC filings. These risks have been and may be further impacted by Covid-19. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Risks regarding our business are described in detail in our Securities and Exchange Commission (“SEC”) filings which are available on the SEC’s website at www.sec.gov, including in our Annual Report on Form 10-K for the year ended September 30, 2021, filed with the SEC on December 15, 2021 and updated by our subsequent filings with the SEC. These forward-looking statements speak only as of the date hereof, and we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Investor Relations for Citius Pharmaceuticals:

Ilanit Allen

Vice President, Investor Relations and Corporate Communications

T: 908-967-6677 x113

E: ir@citiuspharma.com